Exhibit 10.19
LOAN AGREEMENT
This Loan Agreement (this “Agreement”) is made as of the 21st day of February, 2011 by and between:
(1)	Alon Brands, Inc. (“Alon Brands”), a Delaware corporation, having its registered office at 7616 LBJ Freeway, 3rd Floor, Dallas, Texas 75251; and
(2)	FIMI Opportunity IV, L.P., a Delaware limited partnership (“Investor”, and together with FIMI Israel Opportunity IV, Limited Partnership, a limited partnership formed under the laws of the State of Israel, the “Funds”).
RECITALS
WHEREAS:
A	Alon Brands is, directly or through its Subsidiaries, the operator of convenience stores and a wholesale marketer of motor fuels;

B	Alon Brands wishes to borrow from the Investor an aggregate amount of US$6,176,078 and the Investor agrees to extend a loan to Alon Brands in such amount, in return for the receipt of (i) a U.S. dollar denominated note (the “Note”), and (ii) a warrant of Alon USA Energy, Inc. (“Parent”) to purchase shares of common stock of Parent that, in certain circumstances, will be exchangeable for a warrant to purchase shares of common stock of Alon Brands (the “Warrant”), all upon the terms and subject to the conditions set forth in this Agreement and in the warrant agreement pursuant to which the Warrant is granted to the Investor (the “Warrant Agreement”).
THEREFORE, in consideration of the foregoing, the parties, intending to be legally bound, agree as follows:
1. LOAN AND ISSUANCE OF THE NOTE AND WARRANT
     (a) Loan and Issuance of the Note and Warrant. Upon the terms and subject to the conditions set forth in this Agreement and on the basis of the representations and warranties hereinafter set forth, the Investor hereby agrees and undertakes to make, at the Closing (as defined below), a loan in the aggregate amount of US$6,176,078 (the “Loan”) to Alon Brands, in exchange for the Note and the Warrant.
     (b) Definitions. In this Agreement, unless the context otherwise requires:
     “Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling or under common control with that Person, or (b) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.
     “Applicable Law” means any provision of any law, act, ordinance, rule, regulation, decree, order, grant, permit or license of other governmental authorization or approval applicable to the conduct of Alon Brands’ or any of its Subsidiaries’ business.
     “Audited Financial Statements” means the audited consolidated financial statements of Alon Brands and its Subsidiaries for the year ended on December 31, 2009, including its balance sheet as of that date and the statements of income, cash-flow and changes in shareholders’ equity for the year ended thereon, prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) and audited by a recognized firm of independent certified public accountants.
     “Business Day” means any day of the week on which commercial banks in Tel Aviv, Israel and Dallas, Texas are generally open for business.
     “Change in Control” means an event or series of events by which:
(a) prior to the consummation of an IPO, Parent shall fail to own (directly or indirectly through various subsidiaries) at least fifty-one percent (51%) of the entire economic and voting rights associated with all outstanding voting capital stock of Alon Brands; or
(b) after the consummation of an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Parent and its Subsidiaries, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all securities that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more of the voting capital stock of Alon Brands entitled to vote for members of the board of directors (or equivalent governing body) of Alon Brands on a fully diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right) than the amount of the voting capital stock of Alon Brands beneficially owned by Parent.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Debt” means all (i) obligations of a Person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any lien or other charge upon property or assets owned by such Person, even though such Person has not assumed such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of that property, (iv) amounts due under any capital lease as reflected on such Person’s balance sheet, and (v) in the nature of a guarantee of any of the obligations described in clauses (i) through (iv) above of any other Person; provided that in the event that an amount is both an obligation and a guarantee, there shall be no duplication. For the avoidance of doubt, Debt shall not include accounts payable in the ordinary course of business.
     “December 31, 2010 Balance Sheet” means the consolidated balance sheet of Alon Brands and its subsidiaries as of December 31, 2010 provided to the Investor on the date hereof.
     “Environmental Laws” shall mean any applicable law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, restriction or requirement prescribed by governmental or local authorities or any agreement of Alon Brands or any of its Subsidiaries with any governmental or local authority now in effect relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Alon Brands, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the incurrence by Alon Brands or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (d) the receipt by Alon Brands or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (e) the incurrence by Alon Brands or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (f) the receipt by Alon Brands or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Alon Brands or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal

Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Existing Agreement” means any loan agreement, note, security agreement, mortgage, deed of trust, indenture, pledge agreement or other similar agreement or instrument existing and in effect on the date hereof to which Parent, Alon Brands or any of their respective Subsidiaries is a party or by which it or its assets is bound, as set forth on Exhibit 1, or any amendment, restatement, modification or supplement thereto or any successor or replacement agreement, mortgage, deed of trust, indenture, pledge agreement or other similar agreement or instrument thereto or thereof, provided that any such amendment, restatement, modification, supplement, successor or replacement agreement does not increase the monetary obligations existing on the date hereof of Alon Brands or any of its Subsidiaries, does not result in earlier maturity dates of Debt and provides only for Security Interests securing Debt existing on the date hereof.
     “Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.
     Governmental Entity” means any entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government.
     “Hedging Agreement” means any swap agreement as defined in 11 U.S.C. §101.
     “IDB Credit Agreement” means the Amended Revolving Credit Agreement by and among Alon USA, L.P., EOC Acquisition LLC, Israel Discount Bank of New York, Bank Leumi USA, the guarantor companies party thereto and the financial institutions party thereto dated June 22, 2006, as amended to date.
     “Intellectual Property” means patents, patent rights, patent applications, trademarks, trade names, service marks, brand names, logos and other trade designations (including unregistered names and marks), trademark and service mark registrations and applications, copyrights and copyright registrations and applications, inventions, protected formulae, formulations, processes, methods, trade secrets, computer software, computer programs and source codes, and similar technical information, engineering know-how, assembly and test data drawings.
     “Intercompany Agreements” means any and all agreements and contracts between or among Alon Brands and one or more of its Subsidiaries or between Alon Brands and/or one or more of its Subsidiaries and one or more of Parent and its Subsidiaries, including, without limitation, supply purchase agreements, inter-corporate allocations, inter-company service agreements, agreements and undertakings relating to transactions and arrangements entered into, existing or made in the ordinary course of business and any and all other agreements included as an exhibit to the Registration Statement.
     “IPO” means an underwritten public offering of the common stock of Alon Brands that has been consummated and in which at least $40,000,000 shall have been raised.
     “Material Agreements” means (i) any agreement, in force on the date of this

Agreement, to which Alon Brands or any of its Subsidiaries is a party, involving monetary liability of Alon Brands or such Subsidiary in excess of $1,000,000 per annum, (ii) all agreements included as an exhibit to the Registration Statements, (iii) the IDB Credit Agreement, and (iv) any other agreement to which Alon Brands and any of its Subsidiaries is a party, the failure to comply with which could be reasonably expected to have a Material Adverse Effect.
     “Material Adverse Effect” means a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Alon Brands and its Subsidiaries, taken as a whole.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permitted Debt” means (1) any loan, advance or Debt existing on the date hereof and reflected and disclosed in the Financial Statements or in Exhibit 2(o) and extensions, renewals and replacements of any such loan, advance or Debt that do not increase the outstanding principal amount thereof or result in an earlier maturity date, (2) Debt incurred by Alon Brands to any Subsidiary or to Parent or Alon USA, LP, (3) Debt incurred in the ordinary course of business in connection with capital leases, provided that no Event of Default (as defined in Section 6 below) otherwise occurs as a result of the incurrence of such Debt incurred by Alon Brands in connection with its operations, (4) trade payables incurred in the ordinary course of business consistent with past practices, (5) purchase money Debt representing the purchase price of capital assets, (6) the Debt incurred or otherwise permitted to be incurred under this Agreement, (7) any and all Debt and guaranties of indebtedness and other obligations incurred, assumed, issued or existing under any Existing Agreement, (8) any Debt incurred by a current or future Subsidiary in connection with any capital expenditures, or (9) any Debt or other obligations from judgments that do not constitute an Event of Default under clause (6) of Section 6(a) hereof or (10) any unsecured guarantees of the obligations of (1) through (9) above.
     “Permitted Security Interests” means (i) Security Interests imposed by Applicable Law for taxes that are not yet due or are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto in accordance with US GAAP have been established by Alon Brands, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Security Interests imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings and Alon Brands shall set aside on its books adequate reserves with respect thereto in accordance with US GAAP, provided that no such Security Interest shall secure any indebtedness for borrowed money; (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (v) Security Interests in respect of judgments that do not constitute an Event of Default under clause (6) of Section 6(a) hereof; (vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Alon Brands; (vii) any Security Interest that is set forth on Exhibit 2(i) and exists as of the date hereof on any property or asset of Alon Brands; provided that (x) such Security Interest shall not attach to any other property or asset of Alon Brands and (y) such Security Interest shall secure only the Debt or other obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or result in an earlier maturity date; and (viii) Security Interests securing Debt or obligations permitted by Section 4(n) hereof to be created, incurred, assumed or to exist.
     “Person” means an individual or any type of entity whether incorporated or not.
     “Plan” means any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Alon Brands or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Registration Statement” means the Registration Statement on Form S-1 (File No. 333-155296) filed with the Securities and Exchange Commission on November 12, 2008, as amended from time to time prior to the date hereof.
     “Retail Credit Agreement” that certain amended and restated credit agreement entered into by and between Southwest Convenience Stores LLC, the lenders parties thereto and Wachovia Bank, National Association dated June 29, 2007, as amended and restated to date, including by the Amended and Restated Credit Agreement by and among Southwest Convenience Stores LLC, Skinny’s, LLC, GTS Licensing Company, Inc., the lenders party thereto and Wells Fargo Bank, National Association dated as of December 30, 2010.
     “Security Interest” means and includes any right, interest or equity of any Person (including any right to acquire, option, or right of preemption) in or to, or any mortgage, charge, pledge, lien, or assignment, or any other encumbrance or security interest over or in, the relevant property which is intended to secure the repayment of a Debt.
     “Solvent” means, as to any Person, that (a) the aggregate fair market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its Debts as such Debts mature, and (c) it does not have unreasonably small capital to conduct its business.

     “Subsidiaries” shall mean any entity in which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by Alon Brands and/or any of its other Subsidiaries, including the entities listed in Exhibit A attached hereto (which Exhibit A sets forth the jurisdiction of organization of each Subsidiary and the percentage of Alon Brands’ or any Subsidiary’s ownership of the outstanding voting stock or other ownership or equity interests of each Subsidiary as of the date of this Agreement).
     “Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Entity, including any interest, additions to tax or penalties.
     “Unaudited Financial Statements” the unaudited but reviewed consolidated financial statements of Alon Brands and its Subsidiaries for the period ended on September 30, 2010, including the balance sheet as of that date, and the statements of income, cash-flow and changes in shareholders’ equity for the periods ended thereon, which financial statements were prepared in accordance with US GAAP and reviewed by a recognized firm of independent certified public accountants.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
2.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF ALON BRANDS
     Alon Brands, being aware that the Investor has agreed to enter into this Agreement and the Warrant Agreement in reliance, among other things, upon the representations and warranties contained in this Agreement, including, inter alia, in this Section 2, hereby represents and warrants to, and agrees with the Investor as of the date hereof and the Closing Date, except as otherwise disclosed in the Registration Statement, as follows:
     (a) Organization. Alon Brands is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware. Alon Brands has all requisite power and authority to carry on its business as currently conducted and to own, use and lease its properties. Each of the Subsidiaries is an entity duly formed and validly existing under the laws of its respective jurisdiction. Alon Brands has no Subsidiaries other than those listed in Exhibit A hereto. All of the outstanding equity interests of each Subsidiary have been validly issued and all capital contributions required to be made thereto pursuant to the operating agreement or other governing documents thereof on or before the date hereof have been made.
     (b) Organizational Documents. Attached hereto as Exhibit 2(b) is a complete and correct copy of the governing documents of Alon Brands, as amended to date, all of which are in full force and effect.
     (c) Capitalization.
          (i) The authorized share capital of Alon Brands is a total of 1,000 shares of common stock, US$0.01 par value per share, all of which shares of such common stock were issued and outstanding on the date of this Agreement.
At the date of this Agreement, Alon USA, LP is the sole holder of shares of the common stock of Alon Brands. Except as set forth in Exhibit 2(c), there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, convertible securities, or any other agreements of any character directly or indirectly obligating Alon Brands to issue any additional shares or any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares.
     (ii) The Note, the Warrant and the Warrant Shares (as such term is defined in the Warrant Agreement) for which the Warrant is exercisable (including for such purposes any shares of common stock of each of Alon Brands and Parent underlying any warrant to be granted to the Investor pursuant to the Warrant Agreement), when issued, will be duly authorized, validly issued and fully paid and non-assessable, and Investor will have good title to the Note immediately following its issuance to the Investor and subject to any agreement and understanding between them as to the ownership of the Note, and the Investor shall have good title to the Warrant Shares issued to it following the exercise of the Warrant issued to it and the payment of the exercise price for such Warrant Shares (to the extent the purchase price of the Warrant is paid in cash), in each case, free and clear of all Security Interests arising by, through or under Parent, Alon Brands, Alon USA, LP or any of their respective subsidiaries.
     (d) Authority. Each of Alon Brands and Parent, as the case may be, has the necessary power and authority to (i) enter into this Agreement, the Warrant Agreement and the Registration Rights Agreement (as defined below) (collectively, the “Loan Agreements”) that are being executed concurrently herewith; and (ii) to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
     The execution and delivery of the Loan Agreements by Alon Brands and Parent and the consummation by Alon Brands and Parent of the transactions contemplated in the Loan Agreements have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Alon Brands or Parent shall be necessary to authorize the Loan Agreements to which it is a party or to consummate the transactions contemplated in the Loan Agreements to which it is party. Upon their execution and delivery, the Loan Agreements will be duly executed and delivered by Alon Brands and Parent to the extent that each of them is a party thereto and, contingent upon their due authorization, execution and delivery by the Investor, will constitute the legal, valid and binding obligations of Alon Brands and Parent to the extent that each of them is a party thereto, enforceable against each of them in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.
The execution and delivery by each of Alon Brands and Parent of the Loan Agreements to which it is a party do not, and the performance by each of Alon Brands and Parent of its obligations under each of the Loan Agreements to which it is a party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by or with respect to Alon Brands or Parent.
     (e) Financial Statements.
          (1) The Financial Statements, as contained in Amendment No. 4 to the Registration Statement, were prepared in accordance with US GAAP consistently applied and fairly present the financial condition and results of operations of Alon Brands and its Subsidiaries at the relevant dates and for the periods indicated therein.
          (2) A complete list of each of Alon Brands’ and its Subsidiaries’ Debts and loan facilities in excess of US$1,000,000 as of the date hereof, is set forth in Exhibit 2(e)(2).
          (3) Since September 30, 2010, except as reflected in the December 31, 2010 Balance Sheet and as specifically disclosed in Exhibit 2(e)(3):
               (i) neither Alon Brands nor any Subsidiary has entered into any material transaction which was not in the ordinary course of its business;
               (ii) there has been no adverse change in Alon Brands’ or in its Subsidiaries’ business, operations, assets, liabilities, debts, workforce or condition (financial or otherwise) that has had a Material Adverse Effect;
               (iii) Alon Brands has not declared or paid any cash dividend or made any distribution on its shares or made any other distribution to its shareholders; and
               (iv) there has been no sale, assignment or transfer of any tangible or intangible asset of Alon Brands or of any Subsidiary thereof other than in the ordinary course of business consistent with past practice.
          (4) The accounts receivable and notes receivable reflected in the Financial Statements, as of the respective balance sheet dates, (i) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and were payable on ordinary trade terms, (ii) were legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (iii) were not subject to any valid set-offs or counterclaims, the assertion of all of which would, in the aggregate, be reasonably likely to result in a Material Adverse Effect, and (iv) did not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.
          (5) All inventory reflected on the balance sheets included in the Financial Statements consisted of a quality and quantity usable and salable in the ordinary course of business as of the respective dates of such balance sheets, except for such immaterial amounts of inventory that represent spoilage experienced in the ordinary course of business. All items included in the inventory of Alon Brands and its Subsidiaries are the property of Alon Brands or one of its Subsidiaries, as the case may be, are not held by Alon Brands or any Subsidiary thereof on consignment from others and, except as disclosed in Exhibit 2(e)(5), have not been pledged as collateral.
     (f) Consequences of the Loan and the Issuance of the Note and Warrants. Except as set forth in Exhibit 2(f), the consummation of the transactions contemplated by the Loan Agreements does not require the consent or agreement of any Person that has not been received prior to the date hereof and will not constitute a breach by Alon Brands, any of its Subsidiaries or Parent, of any provision of any agreement to which it is party, will not cause Alon Brands or any of its Subsidiaries to lose any interest in or the benefit of any asset, right, license, or privilege it presently owns or enjoys or, to the best of Alon Brands’ knowledge, cause anyone who normally does business with Alon Brands or any of its Subsidiaries not to continue to do so on the same basis as previously, will not result in any present or future indebtedness of Alon Brands or any of its Subsidiaries becoming due prior to its stated maturity, and will not give rise to or cause to become exercisable any option or preemptive right.
     (g) Litigation. Except as set forth in Exhibit 2(g) attached hereto, there are no material claims, actions or proceedings pending or, to Alon Brands’ best knowledge, threatened against Alon Brands or any of its Subsidiaries or any of their respective properties, officers or directors before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign.
     (h) Licenses and Permits. None of Alon Brands and its Subsidiaries lacks any material permit, license, authorization or approval necessary for the conduct of its business, and, to the best of Alon Brands’ knowledge, neither Alon Brands nor any of its Subsidiaries is in violation of Applicable Law, which violation would result in a Material Adverse Effect.
     (i) Properties and Assets. Except as disclosed in the notes to the Financial Statements and in Exhibit 2(i) attached hereto, Alon Brands and its Subsidiaries have good title to their material assets, free and clear of any Security Interest and, with respect to the properties that are leased, Alon Brands and its Subsidiaries are in compliance with all material provisions of such leases, such leases are valid and binding, and Alon Brands and the Subsidiaries hold leasehold interests in the properties subject to such leases, free and clear of any Security Interest arising by, through or under Alon Brands or any of its Subsidiaries.

     (j) Taxation. Each of Alon Brands and its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Alon Brands or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Such returns accurately reflect in all material respects all liability for taxes of each of Alon Brands and its Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of Alon Brands, other investigation by any Governmental Entity of the tax liability of any of Alon Brands or its Subsidiaries, which, in each case if determined adversely to Alon Brands or its Subsidiary, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     (k) Agreements and Trading.
          (1) Except as specifically set forth in Exhibit 2(k), all Material Agreements are in full force and effect and Alon Brands has no knowledge of the invalidity or grounds for rescission, avoidance or repudiation of any of the Material Agreements and Alon Brands has not received any notice of any intention to terminate any such agreement.
          (2) Other than as specifically set forth in Exhibit 2(k), Alon Brands, its Subsidiaries, and, to Alon Brands’ best knowledge, all third parties with whom they have transacted business have performed in all material respects all of their obligations under the Material Agreements, the performance of which was required on or before the date hereof. Other than as specifically set forth in Exhibit 2(k), to Alon Brands’ best knowledge, no party to any of the Material Agreements is in breach or default in any material respect of its obligations thereunder. Alon Brands has not received from any party to any of the Material Agreements, and is not otherwise aware of, any claim to the effect that Alon Brands or any of the Subsidiaries has failed to perform a material obligation thereunder.
     (l) Affiliate Transactions. Except (i) as set forth in Exhibit 2(l)(i) attached hereto, (ii) pursuant to an Intercompany Agreement, (iii) pursuant to the direct or indirect ownership of any equity interest and (iv) for transactions entered into in the ordinary course of business on terms that are not less beneficial to the Company than those that could have been obtained from an unrelated third party: (a) no Affiliate (other than Alon Brands or one of its Subsidiaries) is indebted to Alon Brands or its Subsidiaries; (b) no Affiliate (other than Alon Brands or one of its Subsidiaries) has entered into, or has had any direct or indirect financial interest in, any Material Agreement, transaction or business dealing involving Alon Brands or its Subsidiaries; and (c) to Alon Brands’ best knowledge, no Affiliate (other than Alon Brands or one of its Subsidiaries) has any claim or right against Alon Brands or its Subsidiaries (other than rights to receive compensation for services performed as an employee, director, consultant (or similar capacity) and rights as a supplier to receive payments for products supplied) of Alon Brands or its Subsidiaries or reimbursement for expenses incurred in connection therewith).
     (m) Insurance. Alon Brands and its Subsidiaries have the benefit of adequate insurance coverage against such risks as are usually and reasonably insured against by companies carrying on the same or similar business except those risks as to which one or more of Alon Brands and its Subsidiaries have determined to be self-insured.
     (n) Finders’ Fee. Except as set forth in Exhibit 2(n), no Person acting on behalf or under the authority of Alon Brands is or will be entitled to any broker’s or finder’s (or similar capacity) commission, fee or other compensation in connection with the transactions contemplated by this Agreement.
     (o) Indebtedness. Except as fully reflected and disclosed in the Financial Statements or in Exhibit 2(o), except for any Debt (other than any Debt owed to a financial institution), indebtedness, liability, guaranty, indemnification, loan or security incurred, assumed, granted, provided or agreed to in the ordinary course of business consistent with past practices and except for inter-company debt between Alon Brands and its Subsidiaries or between the Subsidiaries of Alon Brands, neither Alon Brands nor any of its Subsidiaries has any indebtedness or liability in excess of $1,000,000, whether absolute, accrued, fixed, contingent or otherwise, neither Alon Brands nor any of its Subsidiaries is a guarantor of any debt or obligation of another in an amount in excess of $1,000,000, nor has Alon Brands or any of its Subsidiaries given any indemnification, loan, security or otherwise agreed to become directly or contingently liable for any obligation of any Person in an amount in excess of $1,000,000, and no Person has given any guarantee of or security for any obligation of Alon Brands or any of its Subsidiaries in excess of $1,000,000.
     (p) Environmental Matters. Except as disclosed in Exhibit 2(p) attached hereto:
          (1) Alon Brands and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws;
          (2) Alon Brands and its Subsidiaries have obtained all permits, licenses and other authorizations that are required under applicable Environmental Laws to conduct their business as currently conducted and have filed all material reports, notices, assessments, plans, inventories, and applications required by Environmental Laws to be filed by Alon Brands or one of its Subsidiaries; and
          (3) except as specifically set forth in Exhibit 2(p), neither Alon Brands and its Subsidiaries nor their operations or any real property currently owned, operated or leased by Alon Brands or its Subsidiaries is the subject of any material pending investigation evaluating whether any remedial action is needed or required under applicable Environmental Laws.
     (q) Intellectual Property

     (i) Each of Alon Brands and its Subsidiaries owns or has all licenses or other rights to use all Intellectual Property used by it in, and which are material to, the conduct of its business as presently conducted.
     (ii) To the best of Alon Brands’ knowledge, the business of Alon Brands and each of its Subsidiaries as presently conducted and as currently proposed to be conducted, and the marketing, licensing, use and servicing of any products or services of Alon Brands or any of its Subsidiaries do not infringe or conflict with any patent, trademark, copyright, or trade secret rights of any third parties or any other Intellectual Property of any third parties. Except as set forth in Exhibit 2(q)(ii), neither Alon Brands nor any of its Subsidiaries has received written notice from any third party asserting that any Intellectual Property owned or licensed by Alon Brands or any of its Subsidiaries, or to which they otherwise have the right to use, is invalid or unenforceable by them and, to the best of Alon Brands’ knowledge, there is no valid basis for any such claim (whether or not pending or threatened).
     (iii) Except as set forth in Exhibit 2(q)(iii), no claim is pending or, to Alon Brands’ knowledge, threatened against Alon Brands or any of its Subsidiaries nor have Alon Brands or any of its Subsidiaries received any written notice or other written claim from any Person asserting that their present or contemplated activities infringe or may infringe in any material respect any Intellectual Property of such Person and Alon Brands is not aware of any infringement by any other Person of any material rights of Alon Brands or any of its Subsidiaries under any Intellectual Property rights.
     (iv) All licenses or other agreements under which Alon Brands and its Subsidiaries are granted Intellectual Property (excluding licenses to use software utilized in internal operations and which is generally commercially available) which are required for Alon Brands’ and its Subsidiaries’ business as presently conducted are in full force and effect and, to the best of Alon Brands’ knowledge, there is no material default by any party thereto. Alon Brands has no reason to believe that the licensors under the licenses and other agreements do not have and did not have all requisite power and authority to grant the rights to the Intellectual Property purported to be granted thereby.
     (r) Employees and Labor Relations. Except as set forth in Exhibit 2(r), (a) there is not now nor has there been threatened any material labor dispute, strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to the employees of Alon Brands or any of its Subsidiaries; (b) hours worked by and payment made to the employees of Alon Brands or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable laws, rules and regulations pertaining to labor matters, (c) all payments due from Alon Brands or any of its Subsidiaries for employee health and welfare insurance, including, without limitation, workers’ compensation insurance, have been paid or accrued as a liability on its books, (d) the business activities and operations of Alon Brands or any of its Subsidiaries are in compliance with the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq. and other applicable health and safety laws, rules and regulations.
     (s) ERISA. Neither Alon Brands nor any of its Subsidiaries maintains or contributes to, or has any obligation under, any Plan and no ERISA Affiliate maintains or contributes to, or has any obligation under, any pension plan or Multiemployer Plan, in each other than those identified on Exhibit 2(s). No ERISA Event has occurred or is expected to occur that, when taken together with all other such ERISA Event for which liability is expected to occur, could reasonably be expected to result in a Material Adverse Effect.
     (t) Solvency. On the date hereof and on the Closing Date, Alon Brands and each of its Subsidiaries are, and after giving effect to the transactions contemplated herein, will be, Solvent.
     (u) All Material Information. The representations furnished to the Investor in connection with this Agreement, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     (v) Each representation and warranty contained herein is deemed to be made on the date of this Agreement and at the Closing, and shall survive and remain in full force and effect after the Closing.
2A. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTOR
     The Investor being aware that Alon Brands has agreed to enter into the Loan Agreements, among other things, in reliance on the representations and warranties contained in this Section 2A, hereby represents and warrants to, and agrees with Alon Brands as of the date hereof and the Closing Date, as follows:
     (a) Due Organization. It is duly formed and validly existing under the laws of its jurisdiction.
     (b) Validity of Transaction. It has all requisite power and authority to enter into, execute, deliver and perform the Loan Agreements (including all exhibits attached hereto, if applicable) and to consummate the transactions contemplated hereunder. All necessary proceedings under its governing documents have been duly taken to authorize its entry into, execution, delivery, and performance of its obligations under the Loan Agreements. The Loan Agreements, when executed and delivered by the parties thereto, will constitute legal, valid, and binding obligations of the Investor enforceable against it in accordance with their terms. The execution and delivery of the Loan Agreements by the Investor and the consummation by it of the transactions contemplated therein have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Investor shall be necessary to authorize the Loan Agreements or to consummate the transactions contemplated in the Loan Agreements. The Loan Agreements, when executed, will be duly executed and delivered by the Investor and, assuming the due authorization, execution and delivery by Alon Brands and Parent, constitute the legal, valid and binding obligations of the Investor, enforceable in accordance with their terms.
     (c) Finders’ Fee. No Person acting on behalf or under the authority of the Investor is or will be entitled to any broker’s or finder’s (or similar capacity) commission, fee or other compensation in connection with the transactions contemplated by this Agreement.
     (d) Purchase Entirely for Own Account. It is acquiring the Warrant granted to it at the Closing and, upon any exchange of such Warrant for an Alon Brands Warrant (as defined below), will acquire such Alon Brands Warrant, and will acquire any shares of the common stock of the Parent to be acquired by it upon the exercise of such Warrant and any shares of the common stock of Alon Brands to be acquired upon the exercise of such Alon Brands Warrant (all such warrants and shares of capital stock, collectively, the “Securities”), for investment purposes only, for its own account, not as a nominee or agent for any other Person, and without a view to or any current intention to make any offer for sale or resale, resale, solicitation of any offer to purchase or any distribution thereof. It has not entered into any contract, undertaking, agreement or arrangement with any other person providing for the sale, resale or transfer of any of the Securities or any interest therein. It understands and acknowledges that (i) none of the Securities has been registered pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state of the United States in reliance upon specific exemptions from registration thereunder; (ii) none of the Securities and no interest therein may be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of or any offer to purchase any of the Securities or any interest therein may be solicited by the Investor except in compliance with the Securities Act and applicable state securities laws; (iii) because of the restrictions on resale, the Investor must bear the economic risk of its investment in the Securities for an indefinite period of time or until the offer, sale and resale of the Securities has been registered; (iv) the certificates representing the Warrant, the Alon Brands Warrant, the shares of common stock of Parent and/or Alon Brands that may be acquired upon the exercise of the Warrant or the Alon Brands Warrant, as the case may be, held by the Investor will bear a restrictive legend to the effect that such Securities have not been registered under the Securities Act or any state securities laws and may not be resold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act and registration or qualification under the applicable state securities laws or pursuant to an exemption from the registration requirements of the Securities Act and the applicable state securities laws; (v) the records of the Company will contain a notation stopping transfer of the Securities unless the transfer of the Securities is made in a transaction that is the subject of such an effective registration or that is exempt from the registration requirements of the Securities Act and applicable state securities laws; (vi) neither Alon Brands nor Parent have any obligation to register the offer and resale of any of the Securities except as set forth in the Registration Rights Agreement (as defined below) and in the registration rights agreement that Alon Brands and the Investor may enter into, as set forth in the Warrant Agreement; and (vi) that no federal or state agency has made any finding or determination as to the fairness of an investment in, or any recommendation or endorsement of, any of the Securities.

     (e) Investment Experience. It is entering into the Loan Agreements for its own account. It acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters required in order to evaluate the merits and risks of investments of this type and reach an informed business and financial decision regarding the transactions contemplated herein.
     (f) Access to Information. It has reviewed the most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Schedule 14A of Parent filed with the Securities and Exchange Commission, the Current Reports on Form 8-K of Parent filed with or furnished to the Securities and Exchange Commission since March 16, 2010 and the description of the common stock of Parent contained in the Registration Statement on Form S-1 of Parent (File No. 333-163430) as filed with the Securities and Exchange Commission on August 9, 2010. It has also reviewed the preliminary prospectus contained in the Registration Statement.
     (g) No Sales in Contravention of the Securities Act. It will not offer for sale, solicit offers to purchase, sell, transfer, convey or assign or distribute any of the Securities in any matter that would violate or cause Parent, Alon Brands or Alon USA, LP to violate or to have violated the registration requirements of the Securities Act, and will make any transfer, conveyance or assignment of the Securities on terms that will cause the transferee or assignee of the Securities to adhere to the terms of this Section 2A(g).
     (h) Nothing set forth in this Section 2A shall be deemed to detract from or otherwise prejudice the Investor’s reliance on Alon Brands’ representations and warranties set forth in Section 2 above.
     (i) Ownership of Parent. Except for Preferred Shares of Parent purchased by the Funds on October 28, 2010, the Investor does not own, of record or beneficially, any shares of the common stock, par value $0.01 per share, of Parent, any direct or indirect interest therein or any security or instrument convertible into or exchangeable for any shares of the common stock of Parent or any direct or indirect interest therein, and the Investor is the owner of, a party to or the beneficiary of any option, warrant, agreement, instrument or other right to purchase or acquire any such shares of the common stock of Parent, any security or instrument convertible into or exchangeable for shares of the common stock of Parent, or any direct or indirect interest therein.
3. CLOSINGS
     (a) Actions at the Closing. The Closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Naschitz, Brandes & Co., 5 Tuval St. Tel-Aviv 67897 on such date as Alon Brands and the Investor shall agree, which date shall be not more than twelve Business Days following the date hereof; provided that all of the Closing conditions more fully set forth herein had been complied with and Alon Brands had informed the Investor in writing of such compliance (the “Closing Date”). At the Closing, Alon Brands shall deliver to the Investor the validly executed Note and Warrant, each registered in the name of the Investor and having the terms set forth in this Agreement or the Warrant Agreement (as applicable), against the payment by the Investor to Alon Brands of the entire amount of the Loan by wire transfer to an Alon

Brands’ account designated by Alon Brands to the Investor prior to the Closing.
     (b) In addition, at the Closing, Alon Brands shall deliver to the Investor a certificate duly executed by the Chief Executive Officer of Alon Brands dated as of the Closing Date (the “Compliance Certificate”) in the form attached hereto as Exhibit 3(b).
     (c) The Investor’s Conditions to Closing. The obligation of the Investor to close the transactions contemplated herein shall be subject to the fulfillment, on or before the Closing Date, of each of the following conditions, any one or more of which may be waived in whole or in part by the Investor:
     (1) each of the representations and warranties of Alon Brands in this Agreement that are qualified as to materiality shall be true and correct, and each of the representations and warranties of Alon Brands in this Agreement that are not qualified as to materiality shall be true and correct in all material respects, in each case as of the date when made and as though made on the Closing Date, and Alon Brands shall have delivered the Compliance Certificate to the Investor;
     (2) all covenants, agreements, obligations and conditions contained in the Loan Agreements and all ancillary documents thereto to be performed or complied with or delivered by Alon Brands or Parent, as the case may be, after the date hereof and on or prior to the Closing shall have been performed or complied with on or prior to the Closing;
     (3) the Investor shall have received a copy of resolutions of Alon Brands’ Board of Directors in the form attached hereto as Exhibits 3(c)(3) approving the execution of the Agreement and the Warrant Agreement and the consummation of the transactions contemplated herein and therein (including, but not limited to, the issuance of the Note and the Warrant);
     (4) the Investor shall have received a copy of resolutions of Parent’s Board of Directors in the form attached hereto as Exhibits 3(c)(4) approving the execution of the Warrant Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated therein.
     (5) the Investor shall have received a counterpart of the Warrant Agreement, substantially in the form attached hereto as 3(c)(5)(i), duly executed by Parent and Alon Brands, and a counterpart of the Registration Rights Agreement, substantially in the form attached hereto as 3(c)(5)(ii) (the “Registration Rights Agreement”) duly executed by Parent;
     (6) the Investor shall have received an opinion of counsel to Alon Brands, substantially in the form attached hereto as Exhibit 3(c)(6);
     (7) after the date hereof until the Closing, there shall not have been any declaration or distribution of dividends on, or any redemption or repurchase (or undertaking to redeem or repurchase) of, any of Alon Brands’ shares or, except as specifically contemplated in Exhibit 3(c)(7), any repayment on account of shareholders’ loans;
     (8) the Investor shall have received a copy of all consents, approvals, authorizations, notifications and permits required to be obtained or to be made by Alon Brands, Parent or Alon USA, L.P. for the consummation of the transactions contemplated by the Loan Agreements, which consents, approvals, authorizations, notifications and permits are listed in Exhibit 3(c)(8) attached hereto;
     (9) from the date hereof until the Closing, there shall have not been: (i) a breach by Alon Brands and/or Parent, as the case may be, of any provision of or obligation under any of the Loan Agreements; (ii) any Event of Default (as defined below); or (iii) the occurrence of any event, development or set of circumstances that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and
     (10) the Investor shall have received the borrowing base certificate most recently delivered by Alon USA, LP pursuant to Section 7.01(a)(ix) of the IDB Credit Agreement.
     (d) Alon Brands’ Conditions to Closing. The obligation of Alon Brands to close the transactions contemplated herein shall be subject to the following conditions which may be waived in whole or in part by Alon Brands:
     (1) each of the representations and warranties of the Investor in this Agreement shall be true and correct as of the date when made and shall be true and correct in all material respects as though made on the Closing Date; and
     (2) Alon Brands shall have received the aggregate amount of the Loan from the Investor.
     (e) If any of the conditions set forth in this Section 3 is neither satisfied nor waived within 90 days of the date hereof, each party for whose benefit such condition must be satisfied, as set forth in Section 3(c) and 3(d), may terminate this Agreement by notice to the other party, in which event it shall not have any further liability to the other parties under this Agreement and this Agreement shall be deemed null and void for any and all purposes.
4.	CERTAIN COVENANTS OF ALON BRANDS FOLLOWING THE CLOSING
Any reference to Warrants or to Warrant Shares in this Section 4 shall be deemed to include any warrant granted to the Investor to purchase shares of common stock of Alon Brands and any shares of common stock underlying such warrant (the “Alon Brands Warrant” and “Brands Warrant Shares”, respectively). Alon Brands agrees that as of the date hereof and for so long as the Note has not been repaid, redeemed or repurchased in full it shall comply with the following covenants:
     (a) Financial Covenants.
(i) the ratio of (A) the shareholders’ equity of Alon Brands on a consolidated basis, to (B) the aggregate principal amount of all outstanding Debt of Alon Brands and its Subsidiaries (excluding Debt of up to Ninety Five Million U.S. Dollars ($95,000,000) owed by the Subsidiaries and the Debt incurred pursuant to Section 4(n)(3)(iii) below) shall exceed zero point seventy-seven (0.77), and (ii) the shareholders’ equity of Alon Brands (on a consolidated basis, excluding minority interests in Subsidiaries) shall not be less than Twenty Million U.S. Dollars ($20,000,000), as shall be reflected (with respect to sub-sections (i) and (ii) of this paragraph) in Alon Brands’ unaudited quarterly financial statements with respect to the first three fiscal quarters of any fiscal year and in Alon Brands’ annual financial statements with respect to the last fiscal year, prepared in accordance with US GAAP on a consistent basis as set forth in Section 4(o)(2) hereof.
     (b) Merger; Consolidation; Acquisition. Alon Brands will have the Note repaid, repurchased or redeemed, if the Investor so desires, contemporaneously with the consummation of an Exit Event.
     For purposes of this Agreement, an “Exit Event” means (i) an M&A Transaction (as defined below), or (ii) any transaction or a series of related transactions involving a Change of Control.
     “M&A Transaction” means (i) the consolidation of Alon Brands with, or a merger with or into, any third party, following which Alon Brands’ shareholders immediately prior to such transaction will own less than 51% of the surviving entity, immediately following such transaction, or (ii) an acquisition or other transfer of all or substantially all of Alon Brands’ assets to one or more Persons.
     (c) Transactions with Affiliates. Without the Investor’s prior written consent, Alon Brands will not enter into, or be a party to, any transaction, arrangement or agreement with any Affiliate other than transactions, arrangements or agreements (i) currently in place or substantially similar to those currently in place, (ii) that are entered into in the ordinary course of business on terms, taken as a whole, that are no less favorable to Alon Brands than those that could be obtained in arm’s length dealings with a Person who is not an Affiliate, (iii) pursuant to any Intercompany Agreements, or (vi) that relate to the payment of any dividends or the making of any distributions, loans or advances by any Subsidiary of Alon Brands to Alon Brands or, to the extent permitted under Section 4(n) below, by Alon Brands to any Affiliate of Alon Brands.
     (d) IPO. Alon Brands shall use commercially reasonable efforts to offer shares of its common stock to the public in an underwritten initial public offering on terms and at a time reasonably acceptable to Alon Brands.

     (e) Existence; Conduct of Business. Alon Brands will, and will cause its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, agreements and franchises material to the conduct of its business except to the extent its failure to do so does not result in, or would not be reasonably expected to result in, a Material Adverse Effect.
     (f) Payment of Obligations. Alon Brands will, and will cause each of its Subsidiaries to, pay its obligations, including tax liabilities, that, if not paid, could result in a Material Adverse Effect or become a lien on any of its property, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Alon Brands or any of its Subsidiaries has set aside on its books adequate reserves with respect thereto in accordance with US GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     (g) Maintenance of Properties. Alon Brands will, and will cause each of its Subsidiaries to keep, maintain and preserve in all material respects, all property (tangible and intangible) material to the conduct of its business in good working order and condition consistent with past practice, ordinary wear and tear excepted, except to the extent that the failure to do so shall be outside of the control of Alon Brands or one of its Subsidiaries.
     (h) Insurance. Alon Brands will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which Alon Brands and any of its Subsidiaries operate, provided that any or all of Alon Brands and its Subsidiaries may be self-insured as to losses of the type and to the extent as to which one or more of them is self-insured on the date hereof.
     (i) Compliance with Laws. Alon Brands will, and will cause each of its Subsidiaries to comply in all material respects with all laws, rules, regulations and orders of any Governmental Entity applicable to it or its property, provided that Alon Brands and its Subsidiaries shall not be required to fund any Plan or Multiemployer Plan to the extent the failure to do so will not result in an ERISA Event.
     (j) Use of Proceeds. The proceeds of the Loan will be used to repay the loan extended to the Company by Parent in the principal amount of $30 million.
     (k) Compliance with Agreements. Alon Brands will comply, and will cause each of its Subsidiaries to comply, in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business except to the extent its failure to do so does not result in, or would not be reasonably expected to result in, a Material Adverse Effect.
     (l) Environmental Matters. Alon Brands shall, and Alon Brands shall cause each

Subsidiary thereof to, comply in all respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in any Environmental Laws except such non-compliance with any Environmental Law that would not be reasonably expected to result in a Material Adverse Effect.
     (m) Further Assurances. Alon Brands will, and will cause each of its Subsidiaries to, execute and deliver such further agreements and instruments and take such further action as may be requested by the Investor to carry out the provisions and purposes of the Loan Agreements except to the extent that any such action by one or more of the Subsidiaries would result in its violation, breach or default under any agreement, note, instrument, mortgage, deed of trust, security agreement, pledge agreement or other obligation to which it or they are parties or by which they or any of their assets are bound.
     (n) Negative Covenants. Unless Alon Brands receives the Investor’s prior written consent, Alon Brands shall not, and shall cause its Subsidiaries to not, except as contemplated, provided for or otherwise permitted in or required by an Existing Agreement:
          (1) materially change the general nature of its business;
          (2) make any loan or other extension of credit to its distributors, customers (other than the extension of credit to customers in the ordinary course of business) or employees except for (i) extensions of credit and advances granted in the ordinary course of business or pursuant to Existing Agreements and (ii) other loans, extensions of credit and advances having at any one time outstanding an aggregate principal amount of not more than US$1,000,000;
          (3) receive any loan or advance from a third party, incur any Debt, issue any guarantee or otherwise incur any contingent liability for indebtedness for borrowed money, or issue any preferred stock or other preferred equity interests, in an aggregate amount in excess of US$1,000,000, except for (i) Debt in favor of suppliers incurred in the ordinary course of business consistent with the past business practices of Alon Brands, (ii) Permitted Debt, and (iii) Debt as to which any future Subsidiary of Alon Brands is an obligor and which is incurred or issued in connection with acquisitions of convenience stores and/or gas stations or of equity interests of third Persons owning such assets; provided, however, that prior to an IPO, not more than 60% of such Debt included in this clause (iii) shall have recourse to Alon Brands and provided further that such Debt shall also be guaranteed by Parent;
          (4) grant a Security Interest in any of Alon Brands’ assets other than (i) with respect to the creation of a fixed charge on assets of Alon Brands which are acquired by Alon Brands following the date hereof, provided that such fixed charge shall only be recorded on behalf of the actual seller of such assets or a commercial bank or other financial institution specifically financing such an acquisition of assets and (ii) Permitted Security Interests;
          (5) transfer ownership of its assets (including shares or assets of any

Subsidiary) to a third party other than: (i) in the ordinary course of business; (ii) to the extent that any transfer of assets is a sale of assets not involving the sale of substantially all of the assets of Alon Brands or one or more of its Subsidiaries and the proceeds of the sale are not distributed and are reinvested by Alon Brands in other assets in connection with its operations within 360 days after the consummation of such sale; (iii) the issuance by Alon Brands of shares of its common stock to Alon USA, LP in anticipation of for preparation for an IPO and pursuant to warrants to purchase shares of Alon Brands common stock, which warrants are issued as contemplated by Section 8 of Warrant Agreements with each of the Funds (the “Alon Brands Warrants”); (iv) the issuance, sale or grant by Alon Brands of shares of its common stock upon the consummation of an IPO, pursuant to an Existing Agreement or pursuant to any employee benefit or stock incentive plan of Alon Brands adopted in connection with an IPO of Alon Brands; (v) a capital contribution, made in cash or with other assets, by Alon Brands in connection with the formation of a new Subsidiary of Alon Brands occurring after the date of this Agreement; (vi) pursuant to any warrants issued by Alon Brands in exchange for all or any portion of the Warrants; (vii) as otherwise permitted by this Agreement or (viii) the sale of assets in an amount not to exceed $1,000,000; provided that with respect to clause (5)(ii) above, any sale of assets by a Subsidiary (and use of proceeds) that is permitted under the Retail Credit Agreement shall be permitted hereunder.
          (6) make any loan or other extension of credit to its shareholders or declare or pay any dividends, either in cash or in property, on any of Alon Brands’ shares or otherwise redeem or repurchase, or undertake to redeem or repurchase, any of its share capital; provided that notwithstanding the foregoing and subject to the provisions of Applicable Law and Alon Brands’ capital expenditure requirements, for as long as the total shareholders’ equity of Alon Brands (on a consolidated basis, excluding minority interests in Subsidiaries) is not reduced below Twenty-Five Million U.S. Dollars ($25,000,000), as shall be reflected in Alon Brands’ unaudited quarterly financial statements with respect to the first three fiscal quarters of any fiscal year and in Alon Brands’ audited financial statements with respect to any fiscal year, prepared in accordance with US GAAP and on a consistent basis, Alon Brands shall be entitled to make loans and other extensions of credit to its shareholders and pay dividends and make other distributions, either in cash or in property, on or in respect of Alon Brands’ shares, in an aggregate amount not exceeding 50% of Alon Brands’ aggregate consolidated net income determined in accordance with GAAP and available for distribution after the date of the Closing; provided that notwithstanding the foregoing, after the consummation of an IPO, Alon Brands may pay dividends on its outstanding shares of common stock, payable out of earnings or surplus legally available for the payment of dividends, which on an annual basis shall not exceed an amount per share equal to one percent (1%) of the price to the public of a share of its common stock in the IPO;
          (7) enter into any Hedging Agreement to which Alon Brands is a counterparty pursuant to which, with all other Hedging Agreements to which Alon Brands is a counterparty from time to time, Alon Brands’ aggregate outward exposure (after taking into account all netting agreements) does not exceed $5,000,000;
          (8) enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Alon Brands to create, incur or permit to exist any lien upon any of its property or assets, or (b) the ability of any of Alon Brands’ Subsidiaries to pay dividends or other distributions with respect to any equity interests in such Subsidiary or to make or repay loans or advances to Alon Brands or any of its Subsidiaries or to guarantee Debt of Alon Brands or any of its Subsidiaries; provided that (i) the foregoing shall not apply to the Loan Agreements or any Existing Agreement, (ii) the foregoing shall not apply to any restrictions and conditions imposed by Applicable Law, by any of the Loan Agreements or any Existing Agreement, (iii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Exhibit 4(n)(8), (iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement or any Existing Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (v) the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof;
          (9) change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by or determined to be preferable under US GAAP and disclosed to the Investor, or (b) in tax reporting treatment, except as required by law or is determined to be consistent with applicable law and determined to be preferable to another permissible tax reporting treatment and, in each case, disclosed to the Investor; or
          (10) amend, modify or waive any of its rights or obligations under its certificate of incorporation, by-laws, other organizational documents or any documents evidencing or relating to any Debt of Alon Brands or any of its Subsidiaries, unless (i) as to the amendment of its certificate of incorporation or by-laws, such amendment is made in connection with the consummation of an IPO or the issuance or exercise of the Alon Brands Warrants, or (ii) such amendment, modification or waiver would not create a Material Adverse Effect.
          It is hereby clarified that none of the provisions of Section 4(c) (Transactions with Affiliates) or of this Section 4(n) shall derogate from Alon Brands’ obligation to comply with the financial covenants set forth in Section 4(a) above.
     (o) Books and Records; Reports; Inspection.
     (1) Books and Records. Alon Brands will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.
     (2) Reports. For so long as the Note has not been redeemed, repurchased or repaid in full, Alon Brands shall furnish to the Investor:
     (a) within 90 days after the end of each fiscal year of Alon Brands, the annual consolidated balance sheet of Alon Brands and its Subsidiaries as of the end of the fiscal year and the consolidated statements of income, cash flow and change in shareholders’ equity of Alon Brands and its Subsidiaries for the fiscal year then ended, which financial statements for fiscal years ending after the consummation of an IPO shall be audited and accompanied by a report of Alon Brands’ independent certified public accountants;
     (b) within 60 days after the end of each quarterly fiscal period in each fiscal year,

unaudited condensed consolidated balance sheet of Alon Brands and its Subsidiaries as of the end of such quarterly fiscal period, and the condensed consolidated statements of income and cash flows of Alon Brands and its Subsidiaries for such quarterly fiscal period, internally prepared and reviewed to the extent such financial statements have been reviewed other than pursuant to any requirement of this Agreement;
     (c) concurrently with any delivery of financial statements under clause (a) or (b), a compliance certificate of the Chief Executive Officer and Chief Financial Officer of Alon Brands, (i) certifying that no Event of Default has occurred and is continuing, (ii) certifying that such financial statements present fairly in accordance with GAAP the financial condition of Alon Brands and its Subsidiaries on a consolidated basis as of their respective dates and the results of operations of Alon Brands and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments and the absence of footnotes, and (iii) certifying that such financial statements conform to the financial results reflected in Parent’s audited financial statements with respect to the relevant segment; provided that the certifications pursuant to clauses (c)(ii) and (c)(iii) shall not be required after the IPO.
     (d) with reasonable promptness, such other data and information as the Investor may reasonably request.
          (3) Inspection Rights. For so long as the Note has not been redeemed, repurchased or repaid in full, prior to its IPO Alon Brands will permit a representative of the Investor, upon prior reasonable notice, to visit and inspect any of the properties of Alon Brands and any of its Subsidiaries, to examine Alon Brands’ and any of its Subsidiaries’ books of account, records, reports and other papers and to discuss Alon Brands’ and its Subsidiaries’ respective affairs, finances and accounts with Alon Brands’ and its Subsidiaries’ respective officers, all at such reasonable times as the Investors and Alon Brands may mutually agree but no more often than two times in any fiscal year of Alon Brands, and in a manner that is not unreasonably disruptive to and does not interfere with the conduct of the business of Alon Brands or any of its Subsidiaries.
          (4) For so long as the Note has not been redeemed, repurchased or repaid in full, the Investor shall be entitled to consult with Alon Brands’ or any of its Subsidiaries’ management on matters relating to the operation of the business of Alon Brands and its Subsidiaries, and management will meet with the Investor’s representative, on a semi-annual basis at mutually agreeable times.
     (p) Priority. Without derogating from any provision herein, the Loan and interest accrued thereon shall rank senior to any other indebtedness of Alon Brands to its controlling shareholder and to any amount due with respect to preferred stock of Alon Brands, but shall be subordinated to any loans extended to the Company by banks as set forth in Exhibit 2(e)(2).
     (q) IDB Credit Agreement. Alon Brands shall deliver to the Investor copies of the borrowing base certificates required to be delivered pursuant to Section 7.01(a)(ix) of the

IDB Credit Agreement promptly following the delivery of each such certificate to the lenders under the IDB Credit Agreement.
     (r) Each of Alon Brands and Parent shall use its commercially reasonable efforts to cause the transfer of all assets and properties of the branded wholesale marketing business (as such business is described in the Registration Statement and the Financial Statements) to Alon Brands within six months from the Closing. Parent shall execute an undertaking to such effect in the form attached hereto as Exhibit 4(r) and shall deliver such executed undertaking to the Investor at Closing.
5. THE NOTE
     (a) Description of the Note. Prior to the Closing, Alon Brands will authorize the issuance and delivery at the Closing of the Note in the aggregate principal amount of US$6,176,078. The term (the “Term”) of the Note shall commence upon the Closing and shall terminate on the fifth anniversary of the Closing. Subject to the Event of Default provisions set forth below, (i) the principal of the Loan shall be repaid in four (4) equal consecutive annual payments, the first of which shall take place on the second anniversary of the Closing and the remaining three of which shall occur on the next three anniversaries of the Closing; provided, however, that each such scheduled payment of principal shall be automatically, and without the need for any action on the part of the Investor or Alon Brands, postponed until the end of the Term unless the Investor notifies Alon Brands in writing, at least 30 days prior to a date of a scheduled payment of principal, of its election not to postpone the payment of the scheduled payment of principal and, in such event, such principal will be repaid to the Investor on the date scheduled for such payment as set forth in the sentence immediately preceding this proviso, and the aggregate amount of the principal postponed pursuant to the terms herein shall be paid to the Investor upon the expiration of the Term; (ii) the Note shall bear U.S. dollar denominated interest at an annual rate of 7% per annum (the “Interest Rate”), payable on a semi-annual basis (the “Interest Payment Dates”) as of the date which is six months following the Closing; and (iii) the Note shall be otherwise substantially in the form attached hereto as Exhibit 6. Interest on the Note shall be computed on the basis of a 360 day per year. In the event that the Warrants (including for such purposes the Alon Brands Warrants) are not exercised in full by the expiration of the Term, the Interest Rate shall be increased to 9% which shall apply retroactively, as of the Closing Date and over the entire Term, solely to the portion of the Loan equal to the unexercised portion of the Warrants (including for such purposes the Alon Brands Warrants). The additional interest amount which shall become payable following such an increase shall be paid in one installment to the Investor upon the expiration of the Term. For the purposes of this Section 6, any payment due to be made on a day which is not a Business Day shall be deferred to the next Business Day. Subject to providing the Investor with a five day written notice, the Loan may be repaid, in whole or in part, without penalty at any time prior to the expiration of the Term on any of the Interest Payment Dates (“Voluntary Prepayment”) provided that any Voluntary Prepayment of principal must be made in a minimum amount of $3,000,000 and multiples of $500,000 in excess thereof and shall be deemed to reduce the last scheduled principal payment. For the avoidance of doubt, (i) any Voluntary Prepayment of the Loan, (ii) any repayment of the Loan due to acceleration of the Loan upon an Event of Default, or (iii) any repayment of the Loan upon an Exit Event, shall not affect the Warrants or the Alon Brands Warrants or in any manner reduce the number of shares of common stock underlying the Warrants and the Alon Brands Warrants and shall not shorten the exercise period for any Warrants or for any Alon Brands Warrants.
(b) Registered Note. The principal and interest of the Note will be payable only to the person who is shown on the books and records of Alon Brands as being the registered holder of the Note and who is reflected in the outstanding Note as the named payee of the principal and interest payable thereunder. Notwithstanding anything herein to the contrary, the Note, any beneficial ownership interest therein and any right to the payment of principal and interest thereunder and under this Agreement shall be transferable only by surrender of the outstanding Note to Alon Brands for transfer on the books and records of Alon Brands and the reissuance of a new Note in substitution for the Note so surrendered (which new Note shall have the same outstanding principal balance as the Note surrendered at the effective time of the transfer of the Note on the books and records of Alon Brands and otherwise have the same terms and conditions as the Note surrendered).
(c) Tax Withholding. Any payment made or to be made by Alon Brands to the holder of the Note initially issued to the Investor hereunder or any note issued in replacement or substitution therefor will be made subject to, and net of, applicable withholding for any Taxes. Alon Brands shall have no responsibility or obligation to reimburse any holder of such Note or any such replacement or substitute note for any Tax withheld from any such payment made or make any Tax “gross-up” payment with respect to any Tax withheld. If the Investor is a “United States Person” for United Stated federal income tax purposes (as defined in Section 7701(a)(30) of the Code), and provides to Alon Brands, from time to time upon the request of Alon Brands (or as necessary to update or replace inaccurate, out-of-date or obsolete form and certificates) executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested to enable Alon Brands to determine if the Investor is subject to withholding, backup withholding or information reporting requirements, to the extent Alon Brands is permitted by the Code and the regulations thereunder to do so, Alon Brands will not withhold United States federal income taxes from the payments to be made by Alon Brands to the Investor hereunder.
(d) FATCA Compliance. If a payment made to the Investor under this Agreement or the Notes or any replacement or substitute note therefore would be subject to U.S. federal withholding tax imposed by the Foreign Account Tax Compliance Act (“FATCA”) if the Investor fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Investor shall deliver to Alon Brands (A) a certification signed by its the chief financial officer, principal accounting officer, treasurer or controller or, if it has none of such officers, its general partner, and (B) other documentation reasonably requested by Alon Brands sufficient for Alon Brands to comply with its obligations under FATCA and to determine that the Investor has complied with such applicable reporting requirements.
6. EVENTS OF DEFAULT AND REMEDIES THEREFOR
     (a) Events of Default. Any one or more of the following shall constitute an “Event of Default” as the term is used herein:
          (1) a default in the payment of interest on the Loan when due and such default shall continue for more than three Business Days;
          (2) a default in the payment of the principal of the Loan at the expressed or any accelerated due date and such default shall continue for more than three Business Days;
          (3) Reserved.
          (4) a failure in the observance or performance of the covenants set forth in Section 4 of this Agreement, which default if capable of being remedied was not remedied by Alon Brands within thirty (30) days after Alon Brands thereof has notice of that default, or a default in the observance or performance of the Warrant (or of the Alon Brands Warrants) by Parent or Alon Brands, as the case may be, which default shall continue for a period of thirty (30) days after Parent or Alon Brands has notice of that default;
          (5) any representation or warranty made or furnished by Alon Brands herein, including in all Exhibits hereto and documents referred to in the Exhibits hereto, is found to have been untrue in any material respect as of the Closing Date;
          (6) a final, non-appealable, judgment for the payment of money in an amount exceeding $1,000,000 is outstanding against Alon Brands or any of its Subsidiaries or against any of the property or assets of Alon Brands or any of its Subsidiaries and any such judgment has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry;
          (7) Alon Brands or any of its Subsidiaries is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or Alon Brands or any of its Subsidiaries causes or suffers an order for relief to be entered with respect to it under applicable bankruptcy law or applies for or consents to the appointment of a custodian, trustee or receiver for or over all the assets of Alon Brands or any of its Subsidiaries or a substantial part thereof;
          (8) a custodian, liquidator, trustee or receiver is appointed for or over all of the assets of Alon Brands or any of its Subsidiaries or a substantial part of its property and is not discharged within sixty (60) days after such appointment;
          (9) bankruptcy, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against Alon Brands or any Subsidiary thereof and, if instituted against Alon Brands or any Subsidiary thereof, are consented to or are not dismissed within sixty (60) days after such institution;
          (10) any Material Adverse Effect shall occur or exist;
          (11) any event or condition occurs that results in the holder or holders of any Debt of Alon Brands or any of its Subsidiaries in an amount in excess of $1,000,000 or any trustee or agent on its or their behalf causing any such Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or
          (12) any event or condition occurs that results in (A) any indebtedness under the IDB Credit Agreement or under any other agreement pursuant to which Alon Brands is a guarantor of obligations of Parent or any of its subsidiaries (other than Alon Brands’ Subsidiaries), becoming due prior to its scheduled maturity, (B) the guarantee of Alon Brands under the IDB Credit Agreement exceeding Two Hundred and Forty Million U.S. Dollars ($240,000,000), or in connection with an increase in the amount of indebtedness under the IDB Credit Agreement, the likelihood of IDB calling on such Alon Brands guarantee is increased.
     (b) Notice to the Investor. When any Event of Default described in Section 6(a) has occurred and becomes known to Alon Brands, Alon Brands shall give written notice to the Investor within five Business Days of the day such event became known to Alon Brands.
     (c) Acceleration of Maturities. When any Event of Default described in paragraphs (1), (2), (4), (5) or (10) of Section 6(a) has happened, the Investor may, by delivering to Alon Brands a two Business Day prior written notice, declare the Note and all amounts due on account of the Note due and payable, without any presentment, demand, protest or other notice of any kind (other the foregoing notice), all of which are hereby expressly waived.
When any Event of Default described in paragraphs (6), (7), (8), (9), (11) or (12) of Section 6(a) has occurred, then all amounts due on account of the Note shall immediately become due and payable without presentment, demand or notice of any kind, all of which are hereby expressly waived.
Upon the Note becoming due and payable as a result of any Event of Default as aforesaid, Alon Brands will forthwith pay to the Investor all principal of and interest accrued on the Note. Such amounts shall be supplemented by additional interest accrued thereon at an annual rate of 5% from the date when the Event of Default has occurred and until the payment date. Neither any course of dealing on the part of the Investor nor any delay or failure on the part of the Investor to exercise any right shall operate as a waiver of such right or otherwise prejudice the Investor’s rights, powers and remedies. Alon

Brands further agrees to pay the Investor all reasonable expenses which it shall have incurred in implementation of its rights, powers and remedies under this Section 6(c).
7. MISCELLANEOUS
(a) Exhibits. The Exhibits attached to this Agreement constitute a part of this Agreement. They are incorporated herein by reference and shall have the same force and effect as if set forth in full in the main body of this Agreement.
(b) Governing Law; Forum for Dispute Resolution. This Agreement shall be governed by the laws of the State of New York. Any dispute arising under or with respect to this Agreement shall be resolved exclusively in the district court of Tel Aviv Jaffa, Israel.
(c) Notices.
               All notices required or permitted hereunder to be given to a party pursuant to this Agreement shall be in writing and shall be deemed to have been duly given to the addressee thereof (i) if hand delivered or delivered by courier, on the day of delivery, (ii) if given by facsimile transmission, on the Business Day on which such transmission is sent and confirmed, (iii) if mailed by registered mail, return receipt requested, five Business Days following the date it was mailed, to such party’s address as set forth below or at such other address as such party shall have furnished to each other party in writing in accordance with this provision:

if to Alon Brands:	to the address first written above
Attention: Shai Even
7616 LBJ Freeway, Suite 300
Dallas, TX 75251
Tel: 972.367.3669
Fax: 972.367.3726

With a copy to:

Michael Oster
7616 LBJ Freeway, Suite 300
Dallas, TX 75251
Tel: 972.367.3707
Fax: 972.367.3724

if to the Investor:	c/o FIMI IV 2007 Ltd.
“Rubinstein House”
37 Begin Road
Tel: 03-5652244 Fax: 03-5652245

With a copy to (which shall not constitute legal notice):
Sharon Amir, Adv.
5 Tuval St. Tel Aviv 67897 Tel: 03-6235090 Fax: 03-6235106
Each party may from time to time change the address or fax number to which notices to it are to be delivered or mailed hereunder by notice delivered or sent to the other party in accordance herewith; provided, however, that any notice of change of address shall be deemed effective only upon its receipt.
(d) Entire Agreement. This Agreement (and all Exhibits attached hereto, including the Note, the Warrant Agreement, the Registration Rights Agreement and any warrant agreement and/or registration rights agreement that may be entered into by and between Alon Brands and the Investor following the date hereof) constitutes the entire agreement among the parties regarding the transactions contemplated herein and therein, and may not be amended except in writing.
(e) Headings. The headings contained in this Agreement are solely for convenience of reference and shall not affect the interpretation of this Agreement.
(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(g) Successors and Assigns; Assignment. Except to the extent set forth herein, Alon Brands will not sell, assign, transfer, or otherwise convey any of its rights or delegate any of its duties under this Agreement. Following the Closing, the Investor may sell, assign and transfer its rights hereunder only to its Permitted Transferees (as defined below); provided that each such transferee shall be, and shall expressly agree to be, bound by this Agreement to the same extent as the Investor as if such transferee were an original party to this Agreement and provided further that any costs and expenses of any nature, including but not limited to taxes, associated with such transfer shall be borne by the Investor. No sale, assignment, transfer or other conveyance of any or all of the rights and interests of the Investor hereunder or in the Note shall amend, modify or otherwise adversely affect in any respect the rights of Alon Brands under or arising pursuant to this Agreement or the Note or increase the obligations of Alon Brands, or impose additional obligations on Alon Brands, under or with respect to this Agreement or the Note.
Except as otherwise expressly limited herein, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Investor and Alon Brands and their respective permitted successors and assigns. Any determination or decision regarding the compliance of Alon Brands with the terms of one or more of this Agreement or the Note, the existence of any default or Event of Default hereunder, the acceleration of the maturity of the Loan, the waiver of any default or Event of Default hereunder or of compliance with any agreement or covenant of Alon Brands in this Agreement or the Note or with respect to any other matters relating to the administration of this Loan Agreement or the Note and the determination and agreement to amend the terms of this Agreement or the Note shall be made by the Investor notwithstanding the sale, assignment, transfer or other conveyance of any right or interest in or under this Agreement or the Note by the Investor or any Permitted Transferee to any Permitted Transferee or other Person, and the determinations, decisions and actions of the Investor in any and all such matters and regards, including as to the amendment of this Agreement or the Note shall be final, conclusive and binding on any and all Persons purchasing, having assigned or transferred to them or otherwise acquiring any or all rights and interests in, under or to this Agreement or the Note to the same extent as if such Person or Persons expressly agreed thereto in writing. By their acceptance of any such interest or right, each such Person acquiring any such rights and interest specifically agrees to be bound by the foregoing terms of this Agreement.
For the purposes of this Agreement the term “Permitted Transferees” shall mean with respect to the Investor: (i) the Funds, (ii) the Funds’ partners, (iii) the shareholders of such partners, or (iii) any entity controlled by, controlling, or under common control with, either such transferor or FIMI IV 2007 Ltd.
(h) Delays or Omissions; Waiver. No delay or omission to exercise any right, power, or remedy accruing to either Alon Brands or the Investor upon any breach or default by the other party under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.
(i) Further Actions. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.
(j) Manner of Payment. All payments that are paid to the Investor pursuant to this Agreement shall be paid in U.S. Dollars, to the Investor’s bank account, as shall be designated by or on behalf of the Investor from time to time in a written notice sent to Alon Brands. Alon Brands shall make such payments to such bank account by initiating such payments on a banking day, before 11.00 a.m., Israel time, by bank wire transfer in immediately available funds, marked for attention as indicated.
(k) Survival. Notwithstanding anything to the contrary herein, the provisions in Section 4 shall be of no further force and effect upon any termination or expiration of this Agreement or upon the redemption, repurchase or repayment in full of the Note. For the avoidance of any doubt, the exercise period of the Warrant (and/or of the Alon Brands Warrant) shall not terminate or lapse upon repayment of the Loan and any Interest accrued thereon in full by Alon Brands or upon any other termination of this Agreement.

(l) Expenses. At the Closing, Alon Brands shall reimburse the Investor for fees and other expenses incurred by the Investor in connection with the negotiation and consummation of this transaction, up to an aggregate amount of US$60,000.
(m) The Investor. No election, notice, consent, waiver or other action of the Investor required to be given or taken hereunder shall be effective unless such election, notice, consent, waiver or other action is joined in by both of the Funds.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ Gillon Beck
FIMI Opportunity IV, L.P.

By:	FIMI IV 2007 Ltd.

	Name:	Gillon Beck
	Title:	Director

Alon Brands, Inc.
By:	/s/ Michael Oster
	Name:	Michael Oster
	Title:	Vice President